Exhibit 99.1

Image Entertainment Reports First Quarter 2009 Financial Results

Net Revenues Increase 56% Over Prior Year to a First Quarter Record of $32.6 Million

Fiscal First Quarter Net Earnings of $1,696,000, from Net Loss of $2,599,000, a Year Ago

CHATSWORTH, Calif.--(BUSINESS WIRE)--Image Entertainment, Inc. (NASDAQ:DISK), a leading independent licensee, producer and distributor of home entertainment programming in North America, today reported financial results for its first quarter ended June 30, 2008.

First Quarter of Fiscal 2009, Ended June 30, 2008 Financial Summary

  Net revenues increased 56.0% to $32.6 million, compared to $20.9 million for the first quarter of fiscal 2008 fueled by new revenue stream of a strong schedule of feature films.
  Gross margins were 22.5%, compared to 25.4% for the first quarter of fiscal 2008.
  Selling expenses were 11.4% of net revenues, up from 9.8% of net revenues for the first quarter of fiscal 2008 due to increased advertising and promotional expenses associated with the Company’s new feature film distribution initiative.
  General and administrative expenses decreased 16.8% to $3,988,000, from $4,794,000 for the first quarter of fiscal 2008, primarily due to lower legal expenses.
  Other income was $2,970,000 compared to none for the first quarter of fiscal 2008 substantially due to receipt of a legal settlement relating to the failed merger.
  Net earnings were $1,696,000, or $0.08 per diluted share, compared to a net loss of ($2,599,000), or ($0.12) per diluted share, for the first quarter of fiscal 2008.

Best selling DVD releases for the quarter included Before the Devil Knows You’re Dead, The Air I Breathe, Mariah Carey: The Adventures of Mimi, The Walker, Numb, and Deadliest Catch: Season 3.

“Throughout our first quarter we made significant strides in turning the Company around and getting Image back on the growth track,” said David Borshell, President of Image Entertainment, Inc. “We put together a record first quarter of $32.6 million which represented an increase of 56% over last year, giving us a strong base to build upon over the remainder of our fiscal year. We also successfully brought closure to the various legal disputes we faced and are pleased with the overall results. We believe we have built a strong foundation for long term growth and profitability and look forward to expanding Image's leadership role in the independent entertainment universe.”

Mr. Borshell concluded, “As we look to the remainder of this fiscal year, we now have in place new revenue streams to augment our core DVD distribution business, including feature film, digital rental and sell-through, television and the evolving Blu-Ray high definition format. We remain very optimistic in our outlook for the remainder of the year.”

Fiscal Year 2009 Guidance

The following statements are based on the Company’s current expectations. These statements are forward-looking, and actual results may differ materially.

Annual Guidance

At this time, the Company reiterates its previous annual guidance with net revenues expected for fiscal 2009 to be in the range of $115 million to $125 million. The Company has not provided specific earnings guidance, but anticipates that it will be profitable for fiscal 2009 at the high end of the revenue range guidance.

Corporate Conference Call

Image Entertainment’s management will host a conference call today, August 12, at 4:30 p.m. ET to review the fiscal 2009 first quarter financial results. Image executive management will be on-line to discuss these results and take part in a Q & A session. The call can be accessed by dialing (866) 316-1369 and requesting to join the conference call by stating the confirmation code 9943592, or by webcast at www.image-entertainment.com. Dial-ins begin at approximately 4:20 p.m. Eastern time, or at any time during the conference call. International participants please dial (913) 312-1269.

A replay of the conference call will be available beginning two hours after the call and for the following five business days by dialing (888) 203-1112 and entering the following pass code: 9943592. International participants please dial (719) 457-0820 using the same passcode.

About Image Entertainment:

Image Entertainment, Inc. is a leading independent licensee, producer and distributor of home entertainment programming in North America, with approximately 3,500 exclusive DVD titles and approximately 370 exclusive CD titles in domestic release and approximately 600 programs internationally via sublicense agreements. For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary Egami Media, Inc., has digital download rights to approximately 2,000 video programs and over 300 audio programs containing more than 4,500 tracks. The Company is headquartered in Chatsworth, California. For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among other things, our goals, plans and projections regarding our financial position, results of operations, market position, product development and business strategy. These statements may be identified by the use of words such as "will," "may," "estimate," "expect," "intend," "plan," "believe," and other terms of similar meaning in connection with any discussion of future operating or financial performance. All forward-looking statements are based on management's current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations.

These factors include, among other things, our inability to raise additional working capital, changes in debt and equity markets, increased competitive pressures, and changes in our business plan, changes in the retail DVD and entertainment industries. For further details and a discussion of these and other risks and uncertainties, see "Forward-Looking Statements" and "Risk Factors" in our most recent Annual Report on Form 10-K, and our most recent Quarterly Report on Form 10-Q. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Image Entertainment's ability to control or predict. Unless otherwise required by law, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

IMAGE ENTERTAINMENT, INC. CONSOLIDATED BALANCE SHEETS (unaudited) June 30, 2008 and March 31, 2008

ASSETS

(In thousands)	June 30, 2008	March 31, 2008
Current assets:
Cash and cash equivalents	$1,383	$1,606
Accounts receivable, net of allowances of $10,010 – June 30, 2008; $8,548 – March 31, 2008	18,228	17,873
Inventories	15,905	16,379
Royalty and distribution fee advances	14,141	13,939
Prepaid expenses and other assets	1,325	1,488
Total current assets	50,982	51,285
Noncurrent inventories, principally production costs	2,692	2,632
Noncurrent royalty and distribution advances	21,665	21,356
Property, equipment and improvements, net	2,857	3,089
Goodwill	5,715	5,715
Other assets	457	736
	$84,368	$84,813

IMAGE ENTERTAINMENT, INC. CONSOLIDATED BALANCE SHEETS (unaudited) June 30, 2008 and March 31, 2008

LIABILITIES AND SHAREHOLDERS' EQUITY

(In thousands, except share data)	June 30, 2008	March 31, 2008
Current liabilities:
Accounts payable	$11,546	$11,387
Accrued liabilities	6,316	5,877
Accrued royalties and distribution fees	15,360	13,961
Accrued music publishing fees	5,974	5,971
Deferred revenue	5,427	10,598
Revolving credit facility	7,207	5,165
Current portion of long-term debt, net of debt discount	6,253	5,759
Total current liabilities	58,083	58,718
Long-term debt, net of debt discount and current portion	15,253	16,309
Other long-term liabilities, less current portion	2,107	2,560
Total liabilities	75,443	77,857

Stockholders' equity:
Preferred stock, $.0001 par value, 25 million shares authorized; none issued and outstanding	—	—
Common stock, $.0001 par value, 100 million shares authorized; 21,856,000 issued and outstanding at June 30, 2008 and March 31, 2008, respectively	2	2
Additional paid-in capital	52,623	52,618
Accumulated other comprehensive loss	(2)	—
Accumulated deficit	(43,698)	(45,394)
Net stockholders' equity	8,925	7,226
	$84,368	$84,813

IMAGE ENTERTAINMENT, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) For the Three Months Ended June 30, 2008 and 2007

(In thousands, except per share data)	2008		2007
NET REVENUES	$32,577	100.0%	$20,878	100.0%
OPERATING COSTS AND EXPENSES:
Cost of sales	25,248	77.5	15,579	74.6
Selling expenses	3,722	11.4	2,043	9.8
General and administrative expenses	3,988	12.2	4,794	23.0
Restructuring expenses	—	—	246	1.1
	32,958	101.2	22,662	108.5
LOSS FROM OPERATIONS	(381)	(1.2)	(1,784)	(8.5)
OTHER EXPENSES (INCOME):
Interest expense, net	875	2.7	793	3.8
Other	(2,970)	(9.1)	—	—
	(2,095)	(6.4)	793	3.8
EARNINGS (LOSS) BEFORE INCOME TAXES	1,714	5.3	(2,577)	(12.3)
INCOME TAX EXPENSE	18	0.1	22	0.1
NET EARNINGS (LOSS)	$1,696	5.2%	$(2,599)	(12.4)%
NET EARNINGS (LOSS) PER SHARE:
Net earnings (loss) – basic and diluted	$.08		$(.12)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and diluted	21,856		21,696

CONTACT:
Image Contact:
Jeff Framer, 818.407.9100 ext. 299
jframer@image-entertainment.com
IR Inquiries:
MKR Group
Charles Messman, Todd Kehrli
323-468-2300
disk@mkr-group.com